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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15


             Certification and Notice of Termination of Registration
           under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13
                and 15(d) of the Securities Exchange Act of 1934


                         Commission File Number 0-16436


                          PIEDMONT MINING COMPANY, INC.
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             (Exact name of registrant as specified in its charter)



              Amster Yard, 211 East 49th Street, New York, NY 10017
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          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                           Common Stock, No Par Value
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            (Title of each class of securities covered by this Form)


                                      None
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           (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)





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Please place an X in the box(es) to designate the appropriate rule provision(s)
relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)       [ ]                Rule 12h-3(b)(1)(ii)    [X]
       Rule 12g-4(a)(1)(ii)      [X]                Rule 12h-3(b)(2)(i)     [ ]
       Rule 12g-4(a)(2)(i)       [ ]                Rule 12h-3(b)(2)(ii)    [ ]
       Rule 12g-4(a)(2)(ii)      [ ]                Rule 15d-6              [ ]
       Rule 12h-3(b)(1)(i)       [ ]

                Approximate number of holders of record as of the
                       certification or notice date: 397*

* Includes 83 participants in The Depositary Trust Company with positions held of record in the name of Cede & Co.


Pursuant to the requirements of the Securities Exchange Act of 1934, Piedmont Mining Company, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                     PIEDMONT MINING COMPANY, INC.


DATE:  October 20, 1998              By:  /s/ Robert M. Shields, Jr.
                                          Robert M. Shields, Jr.
                                          Chairman and Chief Executive Officer